Exhibit 99.1

Arbitration Confirms NovelStem Joint Venture’s Rights to Exploit

‘Tom Clancy’s Net Force’ Franchise Globally via

Film, TV, Online, Streaming, Gaming and Merchandising

Boca Raton, FL, July 13, 2023 – NovelStem International Corp. (OTC Pink: NSTM) announced today that an Arbitrator has confirmed Netco Partners’ rights to broadly license the “Net Force” concept with the Tom Clancy name as a possessory credit (Tom Clancy’s Net Force) in TV, streaming, online, films and video games, including all ancillary rights. The Net Force concept is considered to have pioneered storytelling in the thrilling, fast-paced worlds of digital crimes, espionage and crypto. Netco Partners is a 50/50 joint venture between NovelStem International Corp. (“NovelStem”) and C.P. Group, Inc.

NovelStem Executive Chairman, Jan Loeb, commented, “We believe there is significant value in our 50% ownership interest in the globally successful Net Force publishing franchise. The Net Force franchise has generated over $24M in payments to the Netco Partners JV since its inception, almost exclusively from book publishing. We believe its built-in audience and pioneering role in digital crime and espionage storytelling should allow Net Force to also become a very successful global entertainment franchise.

“Now that the Arbitrator has confirmed our ability to license the Net Force intellectual property in all entertainment media, our strategy is to actively pursue this opportunity in order to provide funds to advance our primary focus on the commercialization of the NewStem Ltd. technology platform.”

Arbitration Background

NovelStem initiated arbitration proceedings with C.P. Group, Inc. in October 2020. The Arbitrator ruled in NovelStem’s favor on the issue of contract interpretation of the Netco Partners JV Agreement. The Arbitrator also found that C.P. Group failed to use “reasonable, good faith efforts” to license and exploit the Net Force concept, in breach of its contractual obligations under the Netco Partners’ JV Agreement. The Arbitrator confirmed NovelStem’s contractual right to use Tom Clancy’s name as a possessory credit in the Net Force title (Tom Clancy’s Net Force).

Net Force Background

The Net Force book series (created by Tom Clancy and Steve Pieczenik), delves into the thrilling and fast-paced worlds of digital crime, espionage and crypto.

An original series of ten bestselling Net Force books was published in paperback between 1999 and 2006. The book series was relaunched in 2019 in partnership with Hanover Square Press, an imprint of HarperCollins.

About NovelStem International Corp. www.novelstem.com

In addition to its 50% interest in the Netco Partners JV which owns “Tom Clancy’s Net Force”, NovelStem is a development stage biotechnology holding company focused on the stem cell-based technology developed by its affiliate, NewStem Ltd, an Israeli biotech company (“NewStem”). NewStem’s strategy is to advance its novel stem-cell-based diagnostic technology designed to predict patients’ resistance to cancer therapies, allowing for better, targeted cancer treatments with the potential to reduce incidents of drug resistance. The technology is also being used for genetic research related to other medical therapies. NovelStem had 46.9M shares of common stock outstanding as of May 12, 2023.

About NewStem newstem.com

NewStem Ltd., a biotechnology spinoff of Yissum, The Hebrew University of Jerusalem’s technology-transfer company, has established a bio-platform for genome-wide screenings based on patented Haploid human Embryonic Stem Cells (HhESCs) technology. These cells are superior to other cells used for whole genome screenings and we believe they can improve and/or accelerate the development of biomarker-driven therapeutics and diagnostics. NewStem utilizes its proprietary bio-platform for the discovery and development of precision oncology drugs based on synthetic lethal interaction modality and for diagnostics of anti-cancer drug resistance. NewStem’s licensed technology is based on the research of Professor Nissim Benvenisty, Director of the Azrieli Center for Stem Cells and Genetic Research at the Hebrew University. NewStem holds the intellectual property, reagents and experience required for HhESC isolation, differentiation, genetic manipulation, immunogenicity and tumorigenicity. NewStem is the only company using this innovative and exclusive technology to develop innovative practice-changing products.

Safe Harbor Disclosure

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements related to the Company’s intended strategy and other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that may cause actual results or events to differ materially from those projected. These risks and uncertainties, many of which are beyond our control, include: risks relating to our growth strategy; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; risks relating to the results of development activities; our ability to attract, integrate and retain key personnel; our need for substantial additional funds; patent and intellectual property matters; competition; as well as other risks described in our SEC filings, including, without limitation, our reports on Forms 8-K, 10-K and 10-Q, all of which can be obtained on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations, and beliefs. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions, or circumstances on which any such statement is based, except as required by law.

NovelStem Investor Relations

Bill Jones and David Collins

Catalyst IR

(212) 924-9800

NSTM@catalyst-ir.com